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                                                                    EXHIBIT 99.1

                         [GLOBAL INDUSTRIES, LTD. LOGO]


                                                   FOR IMMEDIATE RELEASE
PRESS RELEASE                                      CONTACT: WILLIAM J. DORE, JR.
                                                   (713) 479-7979
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Global Industries Confirms Annual Earnings Guidance

CARLYSS, LOUISIANA, (March 14, 2002) GLOBAL INDUSTRIES, LTD. (Nasdaq: GLBL) reiterated its confidence in the Company's earnings guidance for 2002 filed with the Securities Exchange Commission in December 2001.

Historically, the Company has not provided quarterly earnings guidance and the Company does not anticipate giving quarterly guidance in the future. However, due to a disparity in consensus estimates and the Company's current expectations for the first quarter of 2002, Global has decided to clarify anticipated 2002 first quarter earnings. Global anticipates reporting a loss for the quarter ended March 31, 2002 in the range of $0.04-$0.07 per share. This quarterly earnings loss is primarily due to a shift in the timing for a few key projects from the first quarter that are now expected in the second and possibly third quarter. Previously, Global indicated a $0.30-$0.40 annual earnings per share for 2002. This annual projection remains unchanged and is consistent with our record backlog of $361 million as of January 31, 2002.

Global Industries provides pipeline construction, platform installation and removal, diving services, and other marine support to the oil and gas industry in the Gulf of Mexico, West Africa, Asia Pacific, Middle East/India, South America, and Mexico's Bay of Campeche. The Company's shares are traded on the NASDAQ National Market System under the symbol "GLBL".

This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are industry conditions, prices of crude oil and natural gas, the Company's ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

For more information, contact Investor Relations, Global Industries, Ltd., 5151 San Felipe, Suite 900, Houston, Texas 77056. Tel. (713) 479-7979 or www.globalind.com.

For additional news releases on Global Industries, Ltd., please visit Global's web site at www.globalind.com.